EXHIBIT 12.1



STATEMENT OF COMPUTATION OF RATIO OF
EARNINGS TO FIXED CHARGES



                                         THREE MONTHS ENDED MARCH 31,                YEARS ENDED DECEMBER 31,
                                        ----------------------------      -------------------------------------------
                                            1999             1998             1998             1997            1996
---------------------------------------------------------------------------------------------------------------------
Income before income taxes              $ 3,821,000      $ 2,892,000      $13,658,000      $   105,000      $      --

Add: Interest incurred                      394,000            7,000          448,000               --             --
--------------------------------------------------------------------      -------------------------------------------

Earnings                                $ 4,215,000      $ 2,899,000      $14,106,000      $   105,000      $      --
----------------------------------------============================      ===========================================
Fixed Charges - Interest incurred       $   394,000      $     7,000      $   448,000      $        --      $      --

Ratio of earnings to fixed charges             10.7x           414.1x            31.5x              --             --
----------------------------------------============================      ===========================================